 Exhibit 99.1

Remarks of Tyler Glover

at

Annual Meeting of Stockholders

of

Texas Pacific Land Corporation

December 29, 2021

As many of you know, TPL has a deep and rich history. Since 1888, the Company has owned a large land and resource position in Texas. Today, we believe TPL has formed the premiere royalty and surface company in the US. I’d like to take some time and reflect on the TPL of old, how we got to where we are now, and our vision for the future.

Some of you may remember this, but a decade ago, the notable shale plays in the US were the Marcellus, Barnett, Fayetteville, and Eagle Ford. The Permian Basin was almost an afterthought.

In fact, in 2011, the US Department of Energy did a study on major shale plays. Back then, they estimated that the Monterrey and Santos shale plays located in California had 10 times more recoverable oil compared to the Permian Basin. And at that time, California was producing about half-a-million barrels per day while the Permian was producing about 1 million barrels per day mostly from vertical wells. With this new shale potential, it might have been a reasonable bet that California’s oil production would one day exceed the Permian.

But today, we don’t hear much about California shale plays. Permian daily oil production went from 1 million 10 years ago to 5 million barrels today, while California production has declined over 30% during that same span.

I mention all this, because back then, the Permian was still in its early stages, and TPL was likewise fairly inactive. When I joined TPL 10 years ago, we had 8 employees, a few maps, typewriters, and a couple phones. We were basically a company with a million checkerboarded acres in West Texas and a mailbox in Dallas.

Thankfully, the oil industry is one of the most innovative industries this country has, and over the last decade we’ve seen incredible engineering and technological advances for horizontal drilling and fracking. With this growing expertise, the industry figured out how to unlock the value that was embedded in the incredibly rich shale rock in the Permian.

And so things started changing out in West Texas for TPL. Over on the Midland side, we started seeing activity accelerate. We’d get a few more phone calls than normal. And on the Delaware too, we could see that people were starting to drill more wells.

I knew we could extract more value from our large surface and royalty footprint if we adopted an active management approach, and in late 2016 that’s exactly what we did. It may seem obvious now in hindsight, but consider back then, TPL was a quiet little company that not many knew about, with only a few employees, and whose whole 100-year operating history was as a self-liquidating trust. The TPL corporate personnel of the past was mostly administrative staff.

Looking back, when I joined TPL:

•	There was no data management system – everything was managed with paper files.

•	There were no mapping systems – maps were hand drawn and there wasn’t any idea of where anything on our property was.

•	Payment diligence was often done on the “honor system”. We had no systems in place to track anything.

•	Caliche and water were being stolen from our land.

•	Easements were being granted with a perpetual term with zero future value.

•	And probably worst of all, operators often avoided developing TPL royalties. One thing to know about the oil and gas industry is that they don’t stop for anyone. So if you’re not responsive, they’ll get tired of you and they will push their development activities onto someone else. The old TPL business practices were not able to accommodate customers, so customers would avoid us if they could. Other times, operators just went ahead and trespassed because they knew we were unlikely to notice them.

And even with all that inefficiency, there was still a lot of inertia to leave TPL as a passively run business. And why not – despite all its limitations, the business still managed to make tens of millions of dollars in revenues, while expenses were minimal. Few people would have criticized us if we left TPL that way. But we believed in our assets, we understood the potential, we were motivated to work for it, and so we made the transition to active management.

The transformation happened quickly, led by a number of people part of TPL’s management team today.

•	We hired additional staff with industry experience to manage our surface and royalty acreage.

•	We hired an experienced water team to develop a system that would efficiently deliver water to our customers across our vast footprint and to leverage our surface rights into creating new and valuable cash flow streams.

•	We enhanced our accounting, finance, and legal functions to scale the business, negotiate and enforce contracts, and more efficiently handle and monitor the checks stubs and data we were receiving.

So, what happened, what did TPL get out of this new approach?

Let’s start with the water side. First, it’s important to understand that producers cannot drill wells without water, and back then there was not a water solution for a large part of our royalty acreage located in a very arid West Texas. Before active management, TPL had tried a passive approach where it granted a few companies access to water aquifers in return for a royalty. TPL received some checks for that, amounting to a few million dollars a year.

But it didn’t take long to realize that these water operators weren’t always aligned with TPL’s best interests. We were beholden to our partners to spend capital to develop water infrastructure, and they did not have the same urgency we did to serve drilling operators. And if our operator customers couldn’t get adequate water volumes at a reasonable price on our royalty acreage, well the operator was just going to drill inventory elsewhere. Maintaining a passive approach was simply not a viable strategy for TPL.

After our deliberate decision to pursue and develop an operated source water platform in 2017, today we now control our own destiny in being able to deliver water to drilling operators. We use this to prioritize and facilitate development of TPL royalties. We now have deeper relationships with operators, which provides TPL more opportunities beyond just selling them water. We can also manage our aquifers in an environmentally sustainable way, ensuring their long-term productivity.

Our active management approach also significantly enhanced our produced water royalties. Without sufficient personnel to watch over the surface and negotiate, execute, and enforce contracts, then good luck getting paid royalties on a waste product. But with our active management, we began to assert our surface rights and then successfully negotiated numerous long-term contracts that provide high-margin, fee-based royalty cash flows, strong indemnification clauses, and enforceability provisions.

Through all of this, we have received feedback from a few investors over the years that doubted the wisdom of starting a water business. Our total operating expense in the water business year-to-date as of September 30, 2021 is approximately $40 million dollars, which includes depreciation expenses from the initial investment. It’s fair to say that most of that expense did not exist under our passive strategy.

But what did TPL get in return? For that same year-to-date September 30, 2021 period, our water business has generated over $90 million in revenues and over $40 million in earnings. Our water business continues to generate strong earnings and free cash flow, and it also provides TPL tangible strategic advantages beyond just its direct profits. And these are water cash flows and earnings that you – our shareholders – will be able to benefit from for years to come as Permian development remains active.

Moving to the land side. Under the old passive management approach, business was mostly done on the phone or with a handshake. Need a pipeline right-of-way? A customer would call, and we’d say sure, and maybe we’d deposit a check for a few thousand dollars, and they would walk away with an easement with a perpetual term. And that’s if they would even bother to ask prior to construction.

With our active management approach today, we proactively enforce our surface rights to extract value. Our team made a hard push in 2017, ’18, and ’19 to actively engage operators and help them plan out years of infrastructure buildouts to ensure that TPL acreage had a clear path for prioritized development. This ensured that wells on our royalty acreage could be quickly turned in line and ultimately to TPL’s bottom line.

The additional staff we added at TPL are responsible for the thousands of agreements we sign with customers every year. We are talking to operators constantly, making sure we understand and are responsive to their needs. Our goal is to make it as easy as possible to drill on TPL’s royalty acreage. Today, we generate meaningful revenue from rights-of-way and easements, and a majority of these contracts have a 10-year term with inflation escalators and minimum renewal payment increases. In fact, we’ve had a couple years where we generated over $70 million in surface related revenues.

If this doesn’t sound easy, it’s because it wasn’t. There was tremendous push back from operators initially. They liked the TPL of old where they could construct and operate infrastructure with limited costs. But we stood firm, we understood the value of our assets, and today, we have a good, constructive relationship with our customers where everyone benefits.

All of these active management efforts ultimately benefit TPL’s royalties. As outlined earlier, our integrated business model helps drive development of our royalty acreage. We make it easy for operators to focus on what they do best, which is drill new wells. Whether it’s providing them millions of barrels of water at a reasonable cost for a frac job or granting them easements for roads or a pipe or other infrastructure, we use every tool in our toolbox to get them to drill on our land. One way to see that our efforts have succeeded is that TPL royalty production growth rate far surpasses that of broader Permian production growth rate.

Now let’s talk a little more about the future for TPL.

When we talk to our operators, we talk about water, we talk about getting them the easements and access for roads and well pads. And now, we’re increasingly there to also talk about next-gen opportunities like micro grids, bitcoin mining, carbon capture, and other sustainability initiatives. Our staff is working hard on these exciting new initiatives, and we hope to turn these ideas into new revenue streams over the coming years.

In addition to those organic opportunities, we’re also currently seeing an exciting and vast set of external asset packages that complement our legacy royalties, water, and surface assets.

TPL – with our size, our one-of-a-kind asset base and vertically integrated business model, our experienced team, and our investments in people and technology – we are uniquely positioned to capture and exploit this valuable potential. We strongly believe we can drive meaningful value creation through these growth endeavors.

We, of course, will remain disciplined and selective. We understand that growth itself does not create value. Rather, we want to grow accretively. We want to provide more royalties, more surface, more next gen opportunities, more profits, more free cash flow; all of that, on a per share basis. Our plan for the future is to own more of the same type of high-quality assets that we already own and manage on a massive scale today. With everything our team has built over the last few years, we have the people and systems in place to acquire, integrate, and manage more of these assets with minimal incremental cost.

We will remain thoughtful on our capital allocation approach. If we can’t invest capital to grow the company accretively, then we will look to return cash back to shareholders so that they can use that cash and do something else with it.

We have a built a tremendous team here at TPL. Everyone here wears a lot of hats. And everyone here is singularly focused on working together to create more value for shareholders. As TPL transitions from a self-liquidating trust, and now into a new era as a Delaware corporation, we have every intention of making this the best land and royalty company in the world, we have every intention to build something that will endure, and we have every intention of maximizing value for shareholders over the long-term.

And with that, I would like to thank all our shareholders for their support.